Exhibit 99.1

Purple Innovation Reports Fourth Quarter and Full Year 2025 Results

Revenue Increases 9% in Fourth Quarter

GAAP Net Loss of $3.2 Million in Fourth Quarter

Delivers $8.8 Million in Adjusted EBITDA in Fourth Quarter

Full Year Adjusted EBITDA Positive; Gross Margin Exceeds 40% Target

Lehi, Utah, March 25, 2026 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company whose mattresses promise to give you “less pain, better sleep,” today announced results for the fourth quarter and full year ended December 31, 2025.

“2025 marked an important inflection point for Purple,” said Rob DeMartini, CEO of Purple Innovation. “In the fourth quarter, we delivered revenue growth of approximately 9%, delivered gross profit expansion, and generated $8.8 million in adjusted EBITDA. We also finished the year profitable on an adjusted EBITDA basis, a significant milestone that reflects the structural improvements we have made across the business.”

DeMartini continued, “Over the past year, we strengthened our foundation through disciplined cost actions and manufacturing consolidation, while reinforcing our premium positioning. Rejuvenate 2.0 continued to outperform, our expanded Mattress Firm partnership and Costco programs drove meaningful wholesale growth, and our showroom fleet delivered improved profitability. As we enter 2026, we are operating from a stronger margin profile and a more efficient cost structure, supported by what we believe is a clear and disciplined strategy to scale profitably.”

Fourth Quarter 2025 Financial Results

Fourth quarter 2025 net revenue was $140.7 million, representing growth of approximately 9.1% compared to the fourth quarter of 2024. Growth was driven primarily by the wholesale channel, reflecting a full quarter of expanded Mattress Firm placements and continued momentum with Costco, partially offset by a decline in e-commerce.

Gross profit for the fourth quarter increased to $59.0 million or 41.9% of net revenue, compared to $55.3 million or 42.9% in the prior-year period. Gross margin was up against a period when it rose 970 basis points, driven by sourcing initiatives and the profitable liquidation of inventories. On a two-year basis, gross margin rose 870 basis points, reflecting direct material savings, plant efficiencies, restructuring benefits, and volume leverage.

Fourth quarter operating expenses were $61.2 million, down 2.9% from $63.0 million in the prior year quarter. The improvement was primarily driven by ongoing benefits from restructuring and cost-saving initiatives, partially offset by strategic alternatives costs.

Net loss attributable to Purple Innovation, Inc. for the fourth quarter was $3.2 million, an improvement from $(8.5) in the prior year.

Adjusted EBITDA for the fourth quarter was $8.8 million, an improvement from $2.9 million last year, driven primarily by revenue growth and disciplined cost management.

Full Year 2025 Financial Results

Full year 2025 net revenue was $468.7 million, a decline of 3.9% compared to the full year 2024. The reduction was driven primarily by ecommerce headwinds, partially offset by expanded partnerships in the wholesale channel.

Gross profit for the full year increased to $188.6 million, compared to $181.1 million in the prior-year period. Gross margin was 40.2%, up 310 basis points from last year, reflecting the continued impact of our restructuring initiatives, sourcing savings, and manufacturing efficiencies.

Full year operating expenses were $231.6 million, down 15.3% from $273.3 million in the prior year, driven by restructuring actions and productivity initiatives.

Net loss attributable to Purple Innovation, Inc. for the full year was $(51.4) million, an improvement from $(97.9) in the prior year.

Adjusted EBITDA for the full year was $1.9 million, a significant improvement from $(20.8) million last year.

Balance Sheet

As of December 31, 2025, the Company had cash and cash equivalents of $24.3 million compared to $29.0 million as of December 31, 2024.

Net inventories as of December 31, 2025, totaled $59.7 million, down 9.2% compared to September 30, 2025, and an increase of 5.0% compared to December 31, 2024.

2026 Outlook

For 2026, the Company currently expects full year revenue to be in the range of $500 to $520 million and adjusted EBITDA in the range of $20 to $30 million.

For the first quarter, the Company anticipates total revenue to be in the range of $100 to $105 million and adjusted EBITDA to be approximately $(7) to $(4) million.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, March 25, 2026, at 8:30 a.m. Eastern Time. To access the call dial 800-715-9871 (domestic) or 646-307-1963 (international). The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple exists to help people get the best sleep of their lives — by reducing pain, deepening sleep, and unlocking the potential for brighter dawns and better days. At the center of that mission is our signature innovation, the GelFlex Grid®. Originally developed in medical settings to support the body in its most vulnerable moments, the GelFlex Grid delivers a one-of-a-kind combination of pressure relief, alignment, and temperature balance that helps people fall asleep easier, stay asleep longer, and wake up with less pain.

That same comfort technology extends beyond mattresses into pillows, bedding, and cushions designed to make everyday life feel a little lighter and a lot more comfortable. Because when pain eases and sleep improves, everything else gets better too — your energy, your outlook, and your ability to show up for the moments that matter.

Less pain. Better sleep.

Learn more at www.purple.com

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These statements include, but are not limited to, statements regarding our innovation pipeline, the timing of new product collection launches, our ability to improve profitability and optimize our business, the expansion of and benefits to us from our commercial relationship with Mattress Firm, the impact of other commercial relationships, including those with Walmart, Costco, and other traditional and non-traditional partners, our ability to drive profitable growth and create shareholder value, and our outlook for revenue and adjusted EBITDA for the first quarter and full year 2026. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2026, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted gross profit, adjusted operating expenses, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the first quarter and full year 2026, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Stacy Turnof, Edelman Smithfield

stacy.turnof@edelmansmithfield.com

917-362-2581

PURPLE INNOVATION, INC.

Consolidated Balance Sheets

(in thousands, except for par value)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$24,345	$29,011
Accounts receivable, net	41,272	33,057
Inventories	59,725	56,863
Prepaid expenses	5,487	6,023
Other current assets	5,891	1,414
Total current assets	136,720	126,368
Property and equipment, net	77,961	93,874
Operating lease right-of-use assets	67,271	75,516
Intangible assets, net	6,346	8,890
Other long-term assets	7,961	3,197
Total assets	$296,259	$307,845

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$40,312	$40,639
Accrued compensation	7,673	9,415
Customer prepayments	5,276	6,411
Accrued rebates and allowances	13,416	10,013
Accrued warranty liabilities – current portion	7,141	6,114
Operating lease obligations – current portion	17,366	15,661
Other current liabilities	10,339	12,750
Total current liabilities	101,523	101,003
Related party debt	111,305	55,394
Accrued warranty liabilities, net of current portion	19,570	26,091
Operating lease obligations, net of current portion	75,616	87,072
Warrant liabilities	16,150	16,067
Other long-term liabilities	1,764	2,009
Total liabilities	325,928	287,636
Commitments and contingencies (Note 13)
Stockholders’ equity (deficit):
Class A common stock; $0.0001 par value, 210,000 shares authorized; 108,246 and 107,545 issued and outstanding at December 31, 2025 and 2024, respectively	11	11
Class B common stock; $0.0001 par value, 90,000 shares authorized; 163 and 165 issued and outstanding at December 31, 2025 and 2024, respectively	—	—
Additional paid-in capital	595,582	594,053
Accumulated deficit	(625,280)	(573,866)
Total stockholders’ equity (deficit) attributable to Purple Innovation, Inc.	(29,687)	20,198
Noncontrolling interest	18	11
Total stockholders’ equity (deficit)	(29,669)	20,209
Total liabilities and stockholders’ equity (deficit)	$296,259	$307,845

PURPLE INNOVATION, INC.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues, net	$140,688	$128,975	$468,725	$487,877
Cost of revenues:
Cost of revenues	81,709	71,113	279,171	291,303
Cost of revenues - restructuring related charges	—	2,583	995	15,442
Total cost of revenues	81,709	73,696	280,166	306,745
Gross profit	58,979	55,279	188,559	181,132
Operating expenses:
Marketing and sales	39,678	45,485	147,040	171,263
General and administrative	18,879	14,006	63,557	69,117
Research and development	2,607	2,390	9,604	12,962
Restructuring, impairment and other related charges	—	1,092	11,387	19,973
Total operating expenses	61,164	62,973	231,588	273,315
Operating loss	(2,185)	(7,694)	(43,029)	(92,183)
Other income (expense):
Interest expense	(8,342)	(4,481)	(28,766)	(17,510)
Other income, net	1,477	(64)	3,289	11,548
Loss on extinguishment of debt	—	—	—	(3,394)
Change in fair value – warrant liabilities	5,883	3,615	17,202	3,504
Total other income (expense), net	(982)	(930)	(8,275)	(5,852)
Net loss before income taxes	(3,167)	(8,624)	(51,304)	(98,035)
Income tax benefit (expense)	(59)	113	(207)	(63)
Net loss	(3,226)	(8,511)	(51,511)	(98,098)
Net loss attributable to noncontrolling interest	(14)	(32)	(97)	(201)
Net loss attributable to Purple Innovation, Inc.	$(3,212)	$(8,479)	$(51,414)	$(97,897)

Net loss per share:
Basic	$(0.03)	$(0.08)	$(0.48)	$(0.91)
Diluted	$(0.03)	$(0.08)	$(0.48)	$(0.91)

Weighted average common shares outstanding:
Basic	108,246	107,528	108,081	107,139
Diluted	108,409	107,710	108,245	107,324

PURPLE INNOVATION, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(51,511)	$(98,098)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,064	35,355
Non-cash interest	13,416	7,229
Paid-in-kind interest	15,804	9,679
Non-cash restructuring, impairment and other related charges	3,775	20,238
Loss on extinguishment of debt	—	3,394
Loss on disposal of property and equipment	318	770
Change in fair value – warrant liabilities	(17,202)	(3,504)
Stock-based compensation	1,729	2,815
Changes in operating assets and liabilities:
Accounts receivable	(8,215)	4,745
Inventories	(2,862)	5,989
Prepaid expenses and other assets	3,141	2,345
Operating leases, net	(2,917)	(2,412)
Accounts payable	61	(6,376)
Accrued compensation	(1,742)	4,351
Customer prepayments	(1,135)	693
Accrued rebates and allowances	(97)	(3,230)
Accrued warranty liabilities	(5,494)	(3,386)
Other accrued liabilities	(4,963)	1,553
Net cash used in operating activities	(33,830)	(17,850)

Cash flows from investing activities:
Sale of property and equipment	464	—
Purchase of property and equipment	(8,079)	(7,244)
Investment in intangible assets	(664)	(286)
Net cash used in investing activities	(8,279)	(7,530)

Cash flows from financing activities:
Proceeds from related party loan	39,000	61,000
Payments on term loan	—	(25,000)
Payments on revolving line of credit	—	(5,000)
Payments for debt issuance costs	(1,557)	(3,466)
Net cash provided by financing activities	37,443	27,534

Net increase (decrease) in cash and cash equivalents	(4,666)	(2,154)
Cash and cash equivalents, beginning of the year	29,011	26,857
Cash and cash equivalents, end of the period	$24,345	$29,011

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted gross profit, adjusted operating expenses, adjusted net loss and adjusted net loss per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, income tax expense, other income, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to changes in the fair value of the warrant liability, debt extinguishment, stock-based compensation expense, restructuring related expenses, loss on project write-off, nonrecurring legal fees, strategic alternative costs, executive interim and search costs, severance cost, showroom opening and closing costs and non-operating facility expense. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

GAAP net loss	$(3,226)	(8,511)	(51,511)	(98,098)
Interest expense	8,342	4,481	28,766	17,510
Income tax expense	59	113	207	63
Other income, net	(1,477)	64	(3,289)	(11,548)
Depreciation and amortization	4,406	7,907	24,064	35,355
EBITDA	8,104	3,828	(1,763)	(56,718)
Adjustments:
Change in fair value - warrant liability	(5,883)	(3,615)	(17,202)	(3,504)
Loss on extinguishment of debt	—	—	—	3,394
Stock-based compensation expense	464	685	1,729	2,815
Restructuring related charges	—	1,378	6,850	25,047
Loss on project write-off	—	—	—	1,355
Non-recurring legal fees	81	42	1,531	982
Strategic alternative costs	5,317	—	7,275	—
Executive interim and search costs	—	233	—	3,616
Severance costs	148	146	1,800	1,232
Showroom opening and closing costs	—	174	147	956
Non-operating facility expense	614	—	1,578	—
Adjusted EBITDA	$8,845	$2,871	$1,945	$(20,825)

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit

A reconciliation of GAAP gross profit to the non-GAAP measures of adjusted gross profit is provided below. Adjusted gross profit represents net revenue less adjusted cost of revenue. Adjusted cost of revenues represents cost of revenues excluding restructuring charges recorded in cost of revenues. We believe adjusted gross margin provides additional useful information with respect to the impact of the restructuring and provides meaningful measures of our operating performance.

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues, net	$140,688	$128,975	$468,725	$487,877

Total cost of revenues	81,709	73,696	280,166	306,745
Restructuring charges in cost of revenues	—	(2,583)	(995)	(15,442)
Adjusted cost of revenues	81,709	71,113	279,171	291,303
Adjusted gross profit	$58,979	$57,862	$189,554	$196,574
Adjusted gross profit %	41.9%	44.9%	40.4%	40.3%

Reconciliation of GAAP Operating Expenses to non-GAAP Adjusted Operating Expenses

Our presentation of adjusted operating expenses assumes adjustments for certain nonrecurring items that we do not believe directly reflects our current core operations. Adjusted operating expenses is a supplemental measure of operating performance that does not represent, and should not be considered, alternatives to net loss and earnings per share, as calculated in accordance with GAAP. We believe adjusted operating expenses supplements GAAP measures and enables us to more effectively evaluate our performance period-over-period. A reconciliation of operating expenses, the most directly comparable GAAP measure, to adjusted operating expenses is set forth below:

(in thousands, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Total operating expenses	$61,164	$62,973	$231,588	$273,315
Restructuring, impairment and other related charges	—	(1,092)	(11,387)	(19,973)
Strategic alternative costs	(5,317)	—	(7,275)	—
Adjusted operating expenses	$55,847	$61,881	$212,926	$253,342

Reconciliation of GAAP Net Loss to non-GAAP Adjusted Net Loss and Adjusted Net Loss per Diluted Share

Our presentation of adjusted net loss assumes that all net loss is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net loss per share, diluted, is calculated by dividing adjusted net loss by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net loss and adjusted net loss per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net loss and earnings per share, as calculated in accordance with GAAP. We believe adjusted net loss and adjusted net loss per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net loss, the most directly comparable GAAP measure, to adjusted net loss and the computation of adjusted net loss per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net loss	$(3,226)	$(8,511)	$(51,511)	$(98,098)
Income tax expense, as reported	59	113	207	63
Revenue reduction due to SGI Contract	941	—	2,508	—
Change in fair value – warrant liabilities	(5,883)	(3,615)	(17,202)	(3,504)
Loss on extinguishment of debt	—	—	—	3,394
Restructuring related charges	—	3,675	12,382	35,415
Gain on insurance proceeds	—	(7,301)	—	(11,601)
Strategic alternative costs	5,317	—	7,275	—
Adjusted net loss before income taxes	(2,792)	(15,639)	(46,341)	(74,331)
Adjusted income tax benefit(1)	723	4,051	12,002	19,252
Adjusted net loss	$(2,069)	$(11,588)	$(34,339)	$(55,079)

Adjusted net loss per share, diluted	$(0.02)	$(0.11)	$(0.32)	$(0.51)

Adjusted weighted-average shares outstanding, diluted(2)	108,409	107,710	108,245	107,324

(1)	Represents the estimated effective tax rate of 25.9% for the three and twelve months ended December 31, 2025 and 2024, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2)	Assumes options and restricted stock units calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net loss per diluted share is set forth below for the three and twelve months ended December 31, 2025 and 2024:

	For the Three Months Ended
	December 31, 2025			December 31, 2024
	Net Loss	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Loss	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net loss attributable to Purple Innovation Inc.(1)	$(3,212)	108,409	(0.03)	$(8,479)	107,710	$(0.08)
Assumed exchange of shares(2)	(14)	—		(32)	—
Net loss	(3,226)			(8,511)
Adjustments to arrive at adjusted loss before taxes(3)	434			(7,128)
Adjusted loss before taxes	(2,792)			(15,639)
Adjusted income tax benefit(4)	723			4,051
Adjusted net loss	$(2,069)	108,409	(0.02)	$(11,588)	107,710	$(0.11)

(1)	Represents net loss attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding. For the three months ended December 31, 2025, the Paired Securities are included in the beginning weighted average shares, diluted.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period if not already included in weighted average diluted shares in footnote (1) above. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9% for the three months ended December 31, 2025 and 2024, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance.

	For the Year Ended
	December 31, 2025			December 31, 2024
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net loss attributable to Purple Innovation Inc.(1)	$(51,414)	108,245	(0.48)	$(97,897)	107,324	$(0.91)
Assumed exchange of shares(2)	(97)	—		(201)	—
Net loss	(51,511)			(98,098)
Adjustments to arrive at adjusted loss before taxes(3)	5,170			23,767
Adjusted loss before taxes	(46,341)			(74,331)
Adjusted income tax benefit(4)	12,002			19,252
Adjusted net loss	$(34,339)	108,245	(0.32)	$(55,079)	107,324	$(0.51)

(1)	Represents net loss attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding. For the year ended December 31, 2025, the Paired Securities are included in the beginning weighted average shares, diluted.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period if not already included in weighted average diluted shares in footnote (1) above. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9% for the year ended December 31, 2025 and 2024, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance.